                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.14a-11(c) or Rule 14a-12

                             METAL MANAGEMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

METAL MANAGEMENT, INC.
500 NORTH DEARBORN STREET
SUITE 405
CHICAGO, ILLINOIS 60610

July 3, 2000

Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders which will begin at 9:00 a.m., Central Daylight Savings Time, on Monday, August 14, 2000. The meeting will be held at the Westin River North, 320 North Dearborn Street, Chicago, Illinois. The formal Notice of Meeting and Proxy Statement containing further information about the meeting are on the following pages.

     The primary business of the meeting will be: (i) to elect directors for the coming year; (ii) to amend the Company's 1998 Director Compensation Plan to increase the number of shares of the Company's common stock, par value $.01 per share, authorized for issuance under the 1998 Director Compensation Plan from 250,000 to 750,000; and (iii) to approve the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants.

     Your vote at the meeting is important no matter how many shares you own. To ensure that your shares will be voted, please sign and date the enclosed proxy card and return it promptly in the accompanying envelope. You are encouraged to specify your choices on matters to be voted upon. However, it is not necessary to specify any choice if you wish to vote in accordance with the recommendations of the Board of Directors. We hope that you will be able to attend the meeting. If you do, you may vote your stock in person even though you have returned a proxy card.

     If you have any questions about the matters being voted upon or require assistance in completing your proxy card, contact David A. Carpenter, Executive Vice President, Administration, Legal & Regulatory Affairs and Secretary at
(312) 645-0700.

Sincerely,

METAL MANAGEMENT, INC.

Albert A. Cozzi
Chairman of the Board and
Chief Executive Officer

                             METAL MANAGEMENT, INC.
                      500 NORTH DEARBORN STREET SUITE 405
                            CHICAGO, ILLINOIS 60610
                                 (312) 645-0700

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 14, 2000

                            ------------------------

To the Stockholders of Metal Management, Inc.:

     The Annual Meeting of Stockholders (the "Annual Meeting") of Metal Management, Inc., a Delaware corporation (the "Company"), will be held at the Westin River North, 320 North Dearborn Street, Chicago, Illinois, on Monday, August 14, 2000, at 9:00 a.m., Central Daylight Savings Time, for the following purposes, all of which are set forth more completely in the accompanying proxy statement:

     1. To elect ten persons to the Company's Board of Directors;

     2. To amend the Company's 1998 Director Compensation Plan (the "Director Plan") to increase the number of shares of the Company's common stock, par value $.01 per share, authorized for issuance under the Director Plan from 250,000 to 750,000;

     3. To approve the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year 2001; and

     4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Pursuant to the Company's by-laws, the Board of Directors has fixed the close of business on June 23, 2000 as the record date for determination of common stockholders entitled to notice of and to vote at the Annual Meeting. A proxy statement with respect to the Annual Meeting accompanies and forms a part of this Notice. A list of these stockholders will be maintained and open for examination by any stockholder, for any purpose germane to the Annual Meeting, during regular business hours at the above address of the Company for ten days prior to the meeting.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

                                          By order of the Board of Directors

                                          David A. Carpenter
                                          Secretary

Chicago, Illinois
July 3, 2000

                             METAL MANAGEMENT, INC.
                      500 NORTH DEARBORN STREET, SUITE 405
                            CHICAGO, ILLINOIS 60610
                                 (312) 645-0700
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 14, 2000
                            ------------------------

     This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation by the Board of Directors of Metal Management, Inc., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company to be held on August 14, 2000, beginning at 9:00 a.m., Central Daylight Savings Time, at the Westin River North, 320 North Dearborn Street, Chicago, Illinois, and any adjournment(s) thereof. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about July 3, 2000.

                          VOTING RIGHTS AND PROCEDURES

     Only common stockholders of record on the books of the Company at the close of business on June 23, 2000 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. Each of these stockholders will be entitled to one vote per share of the Company's common stock, par value $.01 per share ("Common Stock"). There were outstanding at the close of business on the Record Date 57,819,536 shares of Common Stock. The presence in person or by proxy of the holders of shares of Common Stock representing a majority of all issued and outstanding shares of Common Stock entitled to vote will constitute a quorum. Votes cast in person or by proxy will be tabulated by inspectors of election appointed for the Annual Meeting who will determine whether a quorum is present.

     Shares of Common Stock represented by an effective proxy given by a stockholder will be voted as directed by the stockholder. A stockholder who submits a proxy on the accompanying form has the right to revoke it at any time prior to its use by (a) delivering a written notice to the Secretary of the Company, (b) executing a later-dated proxy or (c) attending the Annual Meeting and voting in person. The proxy card provides a space for stockholders to withhold their vote for any proposal. Stockholders are urged to indicate their vote on each matter in the space provided. If a properly executed proxy card is returned to the Company and no space is marked, it will be voted by the persons therein named at the meeting: (i) for the election of the directors recommended by the Board of Directors; (ii) for the amendment to the Director Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 250,000 to 750,000; (iii) for the selection of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as the Company's independent public accountants for the fiscal year ending on March 31, 2001; and (iv) in their discretion, upon such other business as may properly come before the meeting. Whether or not you plan to attend the meeting, please fill in, sign and return your proxy card to the transfer agent in the enclosed envelope, which does not require postage if mailed in the United States.

     Directors will be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and voting for the election of directors, provided a quorum is present. Stockholders are not allowed to cumulate their votes in the election of directors. Approval of the amendment to the Director Plan and approval of the selection of PricewaterhouseCoopers as the Company's independent public accountants for the fiscal year ending on March 31, 2001 will each require an affirmative vote of the holders of a majority of shares of Common Stock present in person or represented at the Annual Meeting and voting on such proposal, provided a quorum is present.

     In all cases, abstentions will be treated as shares that are present or represented and entitled to vote for purposes of determining the presence of a quorum. However, in all cases, abstentions will be treated as not voting. Accordingly, abstentions will have no effect on the number of votes necessary to elect directors, to amend the Director Plan or to approve the selection of PricewaterhouseCoopers.

     In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those shares will not be treated as present or represented and entitled to vote for purposes of determining the presence of a quorum and will not be treated as present or represented and voting for purposes of determining the number of votes necessary for the approval of any matter on which they do not have discretionary authority to vote. Accordingly, broker non-votes will have no effect on the number of votes necessary to elect directors, to amend the Director Plan or to approve the selection of PricewaterhouseCoopers. In the event that there are not sufficient votes for approval of any of the matters to be voted upon at the meeting, the meeting may be adjourned in order to permit further solicitation of proxies.

     The Company will bear all costs of soliciting proxies, including charges made by brokers and other persons holding Common Stock in their names or in the names of nominees, for reasonable expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone and telegraph, all without extra compensation.

                            1. ELECTION OF DIRECTORS

     The Company's bylaws provide that the Board of Directors of the Company shall consist of not less than four and not more than twelve persons, with the exact number determined by resolution of the Board of Directors. The Board of Directors has resolved that the number of directors to be elected at the 2000 Annual Meeting is ten. Each director of the Company holds office until his successor is elected and qualified or until his earlier death, resignation or removal. The Company currently has nine directors following the appointment by the Board of Directors of Richard L. Measelle, Patrick J. Ottensmeyer and James
R. Thompson to serve on the Board of Directors, and the resignations from the Board of Directors of T. Benjamin Jennings, Gerard M. Jacobs, George A. Isaac, III, Eugene C. McCaffery and Joseph F. Naporano.

     The ten persons nominated by the Nominating Committee of the Board of Directors and for whom the enclosed proxy is intended to be voted are set forth below. All of the nominees are now serving as directors of the Company, except for Andrew J. Naporano who serves as President of the Company's Metal Management Northeast, Inc. subsidiary. Each of the nominees has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that any of the nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholder for such person or persons as may be designated by the Board of Directors, unless the stockholder has directed otherwise.

NAME                                   AGE                          POSITIONS
----                                   ---                          ---------
Albert A. Cozzi......................  55    Chairman of the Board and Chief Executive Officer(1)(4)
Frank J. Cozzi.......................  50    Director, Vice President and President of Metal
                                             Management Midwest, Inc.(1)
Gregory P. Cozzi.....................  45    Director
Richard L. Measelle..................  61    Director(2)
Kenneth A. Merlau....................  54    Director(1)(2)(3)
Andrew J. Naporano...................  51    Director and President of Metal Management Northeast,
                                             Inc.
Timothy T. Orlowski..................  39    Director(3)
Patrick J. Ottensmeyer...............  43    Director(2)
William T. Proler....................  52    Director and President of Proler Southwest Inc.(1)(4)
James R. Thompson....................  64    Director(3)(4)

---------------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.
(4) Member of the Nominating Committee.

     Albert A. Cozzi joined the Company's Board of Directors in December 1997, following the Company's merger with Cozzi Iron & Metal, Inc. ("Cozzi Iron & Metal"). Mr. A. Cozzi has served as the Company's Chairman of the Board and Chief Executive Officer since July 1999. From December 1997 to July 1999, Mr. A. Cozzi served as the Company's President and Chief Operating Officer. Mr. A. Cozzi was employed by Cozzi Iron & Metal from 1963 to December 1997, and from 1980 to December 1997 served as its President. Mr. A. Cozzi served as the Company's Senior Vice President and Chief Operating Officer from September 1997 through December 1997. Mr. A. Cozzi earned an MBA from the University of Chicago in 1988. From 1990 to 1992 he served as Chairman of the Ferrous Committee of the Institute of Scrap Recycling Industries ("ISRI"), an industry association. Mr.
A. Cozzi is the brother of Frank J. Cozzi and Gregory P. Cozzi.

     Frank J. Cozzi joined the Company's Board of Directors and became a Vice President in December 1997, following the Company's merger with Cozzi Iron & Metal. Mr. F. Cozzi has been employed by Cozzi Iron & Metal since 1967 and became its President in December 1997. From February 1995 to December 1997, he served as Executive Vice President of Cozzi Iron & Metal. From March 1981 to December 1997, Mr. F. Cozzi served as Cozzi Iron & Metal's Treasurer and Secretary. In March 2000, Mr. F. Cozzi was elected as Treasurer of ISRI. From 1990 to 1991, he served as President of the Chicago Chapter of ISRI, and from 1988 to 1990 was national chairman of ISRI's transportation committee. Mr.
F. Cozzi completed Harvard University's Owner President Management executive program in 1991. Mr. F. Cozzi is the brother of Albert A. Cozzi and Gregory P. Cozzi.

     Gregory P. Cozzi joined the Company's Board of Directors in December 1997, following the Company's merger with Cozzi Iron & Metal. Mr. G. Cozzi has been employed by Cozzi Iron & Metal since 1977 and became Executive Vice President and Secretary in December 1997. From 1977 to December 1997, Mr. G. Cozzi was a Vice President of Cozzi Iron & Metal. Mr. G. Cozzi is a graduate of Northern Michigan University. Mr. G. Cozzi is the brother of Albert A. Cozzi and Frank J. Cozzi.

     Richard L. Measelle joined the Company's Board of Directors in February 2000. Mr. Measelle served as the Worldwide Managing Partner of Arthur Andersen LLP from 1989 to 1998, when he retired. Mr. Measelle also serves as a director for Eyretel PLC, Compel Group PLC and Single Source IT. Mr. Measelle is a graduate of Miami University.

     Kenneth A. Merlau joined the Company's Board of Directors in July 1998. From November 1998 through May 1999, Mr. Merlau served as an Executive Vice President of the Company. Since June 1993, Mr. Merlau has served as Chairman of Clipper Development Company, a business advisory service for owned and invested companies and a strategic and operations consultant to emerging private companies. Mr. Merlau is a graduate of Purdue University and earned an MBA from the University of Chicago. Mr. Merlau previously served on the Company's Board of Directors from September 1997 through November 1997.

     Andrew J. Naporano joined the Company in July 1998 following the Company's acquisition of Naporano Iron & Metal Co. (now Metal Management Northeast, Inc.). Mr. Naporano became President of Metal Management Northeast, Inc. in July 1998. He has worked in various capacities with Naporano Iron & Metal since June 1971. Mr. Naporano is a graduate of Rutgers University.

     Timothy T. Orlowski joined the Company's Board of Directors in November 1998. Since 1980, Mr. Orlowski has served in various management positions, most recently as Executive Vice President-Operations, for Arlington Metals Corporation, headquartered in Franklin Park, Illinois. In this position, Mr. Orlowski has been responsible for operating two facilities with over 100 employees. In addition, Mr. Orlowski has owned, and been President of, Tisha-K Corporation, an independent transportation company, since 1984.

     Patrick J. Ottensmeyer joined the Company's Board of Directors in February 2000. Since April 2000, Mr. Ottensmeyer has served as Vice President and Treasurer of Dade Behring, Inc., an international supplier of diagnostic products and services. From September 1993 to July 1999, Mr. Ottensmeyer was Vice President, Finance and Treasurer for Burlington Northern Santa Fe Corporation. Mr. Ottensmeyer is a graduate of Indiana University.

     William T. Proler joined the Company's Board of Directors in August 1997, following the Company's acquisition of Proler Southwest Inc. and Proler Steelworks L.L.C. (collectively, "Proler Southwest"). Since 1992, he has served as President and Chief Executive Officer of Proler Southwest Inc., and since 1994, he has served as manager of Proler Steelworks L.L.C.

     James R. Thompson joined the Company's Board of Directors in February 2000. Mr. Thompson was Governor of the state of Illinois from 1977 to 1991. Since January 1991, Mr. Thompson has been a partner in, and Chairman of the Executive Committee of, Winston & Strawn, a Chicago, Illinois law firm, and since January 1993 he has been Chairman of the firm. Mr. Thompson is also a director of American National Can Group, Inc., FMC Corporation, Prime Retail, Inc., Prime Retail.com, Hollinger International, Inc., Jefferson Smurfit Group, Navigant Consulting, Inc., Prime Group Realty Trust and Union Pacific Resources. He also serves as a Public Governor of the Chicago Board of Trade and is the Chairman of the Public Review Board of the Hotel and Restaurant Employees International Union. He is Chairman of the Board of Trustees of the

Illinois Mathematics and Science Academy Foundation, and serves as a trustee of the Chicago Historical Society, Lyric Opera of Chicago and the Museum of Contemporary Art.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of 12 meetings during the fiscal year ended March 31, 2000 ("fiscal 2000"). During fiscal 2000, no director attended fewer than 75% of the meetings held during the time such individual served as a director of the Company. The Board of Directors has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Executive Committee is comprised of Messrs. A. Cozzi, F. Cozzi, Merlau and Proler. This committee exercises, subject to certain limitations, all of the powers of the Board of Directors in the management and affairs of the Company between meetings of the Board of Directors. This committee was created in February 2000 and held no meetings during fiscal 2000.

     The Audit Committee is comprised of Messrs. Ottensmeyer, Measelle and Merlau. This committee recommends engagements of the Company's independent public accountants, approves services performed by these accountants, and reviews and evaluates the Company's accounting system and its system of internal accounting controls. This committee held 4 meetings during fiscal 2000.

     The Compensation Committee is comprised of Messrs. Thompson, Merlau and Orlowski. This committee reviews and administers the compensation of the officers of the Company. This committee held 2 meetings during fiscal 2000.

     The Nominating Committee is comprised of Messrs. A. Cozzi, Proler and Thompson. The Stockholders Agreement provides that the Cozzi Shareholders (as defined herein) may designate five individuals for nomination as directors and Samstock, L.L.C. ("Samstock") may designate one individual for nomination as a director. See "Certain Relationships and Related Transactions -- Stockholders Agreements." This committee nominates candidates for the Board of Directors and will consider nominees recommended by stockholders. This committee held 2 meetings during fiscal 2000.

     Under the bylaws of the Company, nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors, but only if written notice of such stockholder's intent to make such nominations has been received by the Secretary of the Company at the Company's principal executive office not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting; provided, however, that in the event the annual meeting is called for a date which is not within 60 days before or after such anniversary date, notice by the stockholder, to be timely must be received no later than the close of business on the fifteenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever occurs first. The stockholder's notice must set forth: (i) with respect to each proposed nominee, the name, age, business and residence address, principal occupation or employment, class and number of shares of stock of the Company beneficially owned, a description of all arrangements or understandings between such stockholder and such nominee, any other information that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such other information as may be reasonably required by the Company to determine the eligibility of such nominee to serve as a director and such nominee's written consent to serve as a director if so elected; and (ii) with respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name, address and class and number of shares of the Company that are beneficially owned by such stockholder and any such beneficial owner. Notwithstanding compliance with the foregoing procedure, no person proposed to be nominated to the Board of Directors by a stockholder pursuant to this procedure shall be considered at the meeting unless the stockholder who has provided the notice, or his proxy, nominates such person at the meeting. The presiding officer of the meeting shall, if the facts warrant, refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company ("Outside Directors") are each paid a quarterly fee of $5,000 by the Company. In addition, Outside Directors are paid a fee of $1,000 for each board or committee meeting attended in person (other than board and committee meetings held on the same day) and are reimbursed for their reasonable expenses in attending such meetings. Under the Company's 1998 Director Option Plan, each Outside Director is automatically granted an option to purchase shares of Common Stock having a value equal to $30,000, as determined using the Black-Scholes valuation method, on the first day of each fiscal year (pro-rated if the person becomes a director after the first day of any fiscal year).

                               EXECUTIVE OFFICERS

     Set forth below is a table identifying the executive officers of the Company other than Messrs. A. Cozzi, F. Cozzi, Naporano and Proler, each of whom is identified in the section entitled "Election of Directors."

NAME                                         AGE                    POSITIONS
----                                         ---                    ---------
Michael W. Tryon...........................  45    President and Chief Operating Officer
David A. Carpenter.........................  37    Executive Vice President, Administration,
                                                   Legal & Regulatory Affairs and Secretary
Michael S. Collins.........................  51    President, Metal Management Ohio, Inc.
Robert C. Larry............................  39    Executive Vice President, Finance and Chief
                                                   Financial Officer
Amit N. Patel..............................  32    Vice President, Finance and Controller
Larry S. Snyder............................  45    Vice President, Nonferrous
Stefanie Vaught............................  42    Treasurer

     Michael W. Tryon has served as President and Chief Operating Officer of the Company since September 1999. From December 1994 through September 1999, Mr. Tryon served as President of Harris Waste Management Group, Inc., a worldwide leader in the design, manufacture and support of scrap processing, recycling and waste hauling equipment. Prior to that time, he held various executive positions with Marathon Equipment Company, Mosley Machinery Company, General Electric Company and Hawker-Siddley Group. Mr. Tryon is a graduate of Iowa State University.

     David A. Carpenter has served as the Company's Executive Vice President, Administration, Legal & Regulatory Affairs since July 1999 and as Secretary since March 1998. Mr. Carpenter served as the Company's Vice President and General Counsel from March 1998 through July 1999. From October 1987 through March 1998, Mr. Carpenter was a corporate and securities law practitioner in the Chicago and London offices of Mayer, Brown & Platt, where he was a partner from and after January 1, 1997. Mr. Carpenter is a graduate of the University of Illinois and DePaul University College of Law. Mr. Carpenter is a director of Metropolitan Family Services, a Chicago-based charitable organization. Mr. Carpenter is also a member of the American Bar Association, the Chicago Bar Association and the American Society of Corporate Secretaries.

     Michael S. Collins has served as the President of Metal Management Ohio, Inc. since August 1999. From November 1989 to July 1999, Mr. Collins has held various senior management positions with Metal Management Ohio, Inc. and its predecessor the Isaac Group. Mr. Collins is a graduate of Franklin University. Mr. Collins is a director of Ameriway Mortgage Company and WestWind Homes, Inc. both located in Toledo, Ohio and he also serves on the Foundry Educational Foundation Board of Trustees.

     Robert C. Larry has served as the Company's Executive Vice President, Finance and Chief Financial Officer since April 1999. From August 1996 through April 1999, Mr. Larry served as the Company's Vice

President, Finance, Treasurer and Chief Financial Officer. From March 1995 through August 1996, he served as Director of Finance and Investments for Caremark International, Inc., a diversified, publicly traded company engaged in providing health care services. In 1991, Mr. Larry co-founded The Grabscheid Group, Ltd., a professional services firm which specialized in financial restructuring and recapitalization services for private and publicly held firms. Mr. Larry is a graduate of Purdue University and earned an MBA from the University of Chicago. Mr. Larry is a certified public accountant.

     Amit N. Patel has served as the Company's Vice President, Finance and Controller since June 1999. From February 1997 through June 1999, Mr. Patel served as the Company's Controller. From November 1993 through February 1997, Mr. Patel served as Manager, Financial Reporting and Analysis for Caremark International, Inc., a diversified, publicly traded company engaged in providing health care services. He is a graduate of Miami University. Mr. Patel is a certified public accountant.

     Larry S. Snyder has served as the Company's Vice President, Non-Ferrous since December 1997. From November 1983 through December 1997, Mr. Snyder served as Vice President, Non-Ferrous for Cozzi Iron & Metal. Mr. Snyder is a graduate of the University of Illinois. He has served as President of the Chicago Chapter of ISRI.

     Stefanie Vaught has served as the Company's Treasurer since April 1999 and as Chief Financial Officer of Metal Management Ohio, Inc. since August 1999. Ms. Vaught joined Reserve Iron & Metal L.P. (a predecessor of Metal Management Ohio, Inc.) in 1986 and held various positions including Chief Financial Officer.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of the relationship on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission (the "SEC") and the NASDAQ. These officers, directors and ten percent shareholders are also required by SEC rules to furnish the Company with copies of all forms they file.

     Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that during its fiscal year ended March 31, 2000 its officers, directors and ten percent shareholders have complied with all applicable Section 16(a) filing requirements, except for the following:

     - A Form 4 report relating to a warrant granted to Mr. Merlau, a Director of the Company, for the purchase of 75,000 shares of Common Stock was filed late.

                 OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 31, 2000 by: (i) each person who is known by the Company to own more than 5% of the Company's Common Stock;
(ii) the directors, the chief executive officer and each of the executive officers of the Company named in the Summary Compensation Table; and (iii) all current officers and directors as a group. Share amounts and percentages shown for each person or entity are adjusted to give effect to shares of the Company's Common Stock that are not outstanding but may be acquired by a person or entity upon exercise of all options and warrants exercisable by such entity or person within 60 days of May 31, 2000. However, those shares of Common Stock are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

                                                              NUMBER OF      PERCENT OF
NAME OF BENEFICIAL OWNER(1)                                     SHARES      TOTAL SHARES
---------------------------                                   ----------    ------------
Albert A. Cozzi.............................................   6,607,189(2)     11.3%
  500 N. Dearborn St., Suite 405
  Chicago, IL 60610
Frank J. Cozzi..............................................   5,112,824(3)      8.7%
  2232 S. Blue Island Ave.
  Chicago, IL 60608
T. Benjamin Jennings........................................   1,746,349(4)      3.0%
Andrew J. Naporano..........................................   1,407,219(5)      2.4%
Gregory P. Cozzi............................................   1,402,370(6)      2.4%
William T. Proler...........................................     951,475(7)      1.6%
Kenneth A. Merlau...........................................     266,732(8)        *
Richard L. Measelle.........................................     189,608(9)        *
James R. Thompson...........................................     170,108(10)        *
Patrick J. Ottensmeyer......................................     129,608(11)        *
Timothy T. Orlowski.........................................      81,157(12)        *
Michael S. Collins..........................................      60,000(13)        *
Larry S. Snyder.............................................      49,250(14)        *
All current officers and directors as a group (17
  persons)..................................................  16,649,306        27.5%

---------------

  *  Less than 1%

 (1) Unless disclosed in the notes below, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

 (2) Includes options to purchase 75,000 shares of Common Stock and warrants to purchase 755,172 shares of Common Stock.

 (3) Includes options to purchase 75,000 shares of Common Stock and warrants to purchase 582,760 shares of Common Stock.

 (4) Includes options to purchase 200,000 shares of Common Stock and warrants to purchase 808,333 shares of Common Stock. The Common Stock reported for Mr. Jennings is based on the number of shares beneficially owned as of March 9, 1999, the last date on which Mr. Jennings filed a Form 4.

 (5) Includes 931,965 shares of Common Stock held by JANX Partners, L.P., a partnership in which Mr. Naporano shares voting and investment power over the shares and options to purchase 31,249 shares of Common Stock.

 (6) Includes warrants to purchase 162,070 shares of Common Stock.

 (7) Includes options to purchase 75,000 shares of Common Stock and warrants to purchase 138,125 shares of Common Stock.

 (8) Includes options to purchase 41,901 shares of Common Stock and warrants to purchase 75,000 shares of Common Stock.

 (9) Includes options to purchase 19,608 shares of Common Stock and warrants to purchase 150,000 shares of Common Stock.

(10) Includes options to purchase 19,608 shares of Common Stock and warrants to purchase 150,000 shares of Common Stock.

(11) Includes options to purchase 19,608 shares of Common Stock and warrants to purchase 100,000 shares of Common Stock.

(12) Includes options to purchase 56,157 shares of Common Stock.

(13) Includes options to purchase 45,000 shares of Common Stock.

(14) Includes options to purchase 41,250 shares of Common Stock.

                             EXECUTIVE COMPENSATION

     The following tables set forth information with respect to those persons who: (i) served as the chief executive officer of the Company during the fiscal year ended March 31, 2000; and (ii) were the most highly compensated executive officers of the Company at March 31, 2000 whose total annual salary and bonus exceeded $100,000 for the year. Compensation paid to these individuals for the years ended March 31, 2000, 1999 and 1998 is as follows:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                                                         -------------------------------------
                                             ANNUAL COMPENSATION                  AWARDS               PAYOUTS
                                       -------------------------------   -------------------------     -------
                                                               OTHER                   SECURITIES                   ALL
                                                              ANNUAL     RESTRICTED    UNDERLYING                  OTHER
                              FISCAL                          COMPEN-       STOCK       OPTIONS/        LTIP      COMPEN-
NAME AND PRINICIPAL POSITION   YEAR     SALARY     BONUS     SATION(1)   AWARD(S)(2)   WARRANTS(#)     PAYOUTS   SATION(3)
----------------------------  ------   --------   --------   ---------   -----------   -----------     -------   ----------
Albert A. Cozzi(4).........    2000    $362,928   $150,815    $    --      $    --       225,000         $--     $   48,420
  Chairman of the Board and    1999     275,016     68,750         --           --            --         --           4,257
  Chief Executive Officer      1998      91,672     31,383         --           --            --         --           5,793
T. Benjamin Jennings(5)....    2000    $111,463   $     --    $12,093      $    --            --         $--     $2,824,298
  Former Chairman of the       1999     275,016     68,750         --           --            --         --           7,796
  Board and Chief Executive    1998     257,180    118,750         --           --       725,000         --          13,501
  Officer
Frank J. Cozzi(6)..........    2000    $366,667   $128,011    $    --      $    --       225,000         $--     $   30,133
  Vice President and           1999     275,004     68,750         --           --            --         --           7,954
  President, Metal             1998      93,751     39,300         --           --            --         --           5,299
  Management Midwest, Inc.
William T. Proler(7).......    2000    $275,000   $125,625    $    --      $    --       225,000         $--     $    4,926
  President, Proler
  Southwest, Inc.              1999     225,000     56,250         --           --            --         --           1,332
                               1998     131,250         --         --           --            --         --          21,277
Larry S. Snyder(8).........    2000    $300,000   $ 58,500    $39,415      $    --            --         $--     $    6,465
  Vice President,
    Non-Ferrous                1999     300,000     49,600         --           --       123,750(9)      --          20,636
                               1998     100,000      3,175         --           --       165,000(9)      --         353,271
Michael S. Collins(10).....    2000    $193,593   $ 90,200    $    --      $63,293            --         $--     $  307,407
  President, Metal             1999     183,049     98,000         --           --       135,000(11)     --          10,502
  Management Ohio, Inc.        1998     144,427    220,000         --           --       100,000(11)     --          13,079

---------------
 (1) No amounts are shown where the dollar value of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer. Mr. Jennings' other annual compensation includes auto reimbursements of $4,060 and membership dues of $8,033. Mr. Snyder's other annual compensation includes auto reimbursements of $10,820 and country club expenses of $28,595.

 (2) Restricted stock awards are made under the Metal Management, Inc. Restricted Stock Plan. Mr. Collins was awarded 45,000 shares of restricted stock in Fiscal 2000.

                                                          continued on next page

 (3) All other compensation for each named executive officer consists of the following:

                                           HEALTH
                                          INSURANCE                  LONG-TERM    401K AND
                                          PREMIUMS         LIFE      DISABILITY    PROFIT
                              FISCAL      AND OTHER      INSURANCE   INSURANCE    SHARING
              NAME             YEAR    HEALTH BENEFITS   PREMIUMS     PREMIUMS     MATCH       OTHER        TOTAL
              ----            ------   ---------------   ---------   ----------   --------   ---------    ---------
     Albert A. Cozzi........   2000           579          45,557       284         2,000           --       48,420
                               1999         4,257              --        --            --           --        4,257
                               1998         2,300              --        --         3,493           --        5,793
     T. Benjamin Jennings...   2000         2,357         123,729        --            --    2,698,212(a) 2,824,298
                               1999         7,796              --        --            --           --        7,796
                               1998        13,501              --        --            --           --       13,501
     Frank J. Cozzi.........   2000         1,345          26,504       284         2,000           --       30,133
                               1999         4,257             400       797         2,500           --        7,954
                               1998         1,419             121       266         3,493           --        5,299
     William T. Proler......   2000         2,323             319       284         2,000           --        4,926
                               1999         1,332              --        --            --           --        1,332
                               1998           777              --        --        20,500           --       21,277
     Larry S. Snyder........   2000         2,113           2,318       284         1,750           --        6,465
                               1999         4,256             400       870         2,500       12,610(b)    20,636
                               1998         1,627             133       290         3,493      347,728(b)   353,271
     Michael S. Collins.....   2000           483           4,268       656         2,000      300,000(c)   307,407
                               1999         4,927           3,949       372         1,254           --       10,502
                               1998         5,068           3,949       735         3,327           --       13,079

---------------
     (a) Amount shown for Mr. Jennings represents payments made pursuant to the Jennings Settlement Agreement. See "Settlement Agreement with T. Benjamin Jennings."

     (b) The amounts shown for Mr. Snyder represents payments made to him pursuant to a deferred compensation plan that the Company assumed in connection with the acquisition of Cozzi Iron & Metal.

     (c) Amount shown for Mr. Collins represents payments made to him pursuant to a deferred compensation plan that the Company assumed in connection with the acquisition of the Isaac Group.

 (4) Mr. Cozzi joined the Company on September 1, 1997 and served without compensation until December 1, 1997, when the Company acquired Cozzi Iron & Metal.

 (5) Mr. Jennings resigned as the Company's Chairman of the Board and Chief Executive Officer on July 15, 1999.

 (6) Mr. Cozzi joined the Company on December 1, 1997, following the Company's acquisition of Cozzi Iron & Metal.

 (7) Mr. Proler joined the Company on September 1, 1997, following the Company's acquisition of Proler Southwest Inc.

 (8) Mr. Snyder joined the Company on December 1, 1997, following the Company's acquisition of Cozzi Iron & Metal.

 (9) Pursuant to the Company's Voluntary Option/Warrant Exchange Program, the options granted to Mr. Snyder in fiscal 1998 were terminated and exchanged for new options granted in fiscal 1999.

(10) Mr. Collins joined the Company on June 23, 1997, following the Company's acquisition of the Isaac Group.

(11) Pursuant to the Company's Voluntary Option/Warrant Exchange Program, the options granted to Mr. Collins in fiscal 1998 were terminated and exchanged for new options to purchase 75,000 shares of Common Stock in fiscal 1999.

                          OPTION GRANTS IN FISCAL 2000

     The following table sets forth information concerning grant of stock options and warrants to the named executive officers during fiscal 2000.

                                                                                       POTENTIAL REALIZATION
                                                                                          VALUE AT ASSUMED
                           NUMBER OF                                                    ANNUAL RATE OF STOCK
                          SECURITIES     PERCENT OF TOTAL                                 APPRECIATION FOR
                          UNDERLYING     OPTIONS/WARRANTS                                  OPTION/WARRANT
                          OPTIONS AND       GRANTED TO                                        TERM(a)
                           WARRANTS        EMPLOYEES IN      EXERCISE    EXPIRATION    ----------------------
          NAME              GRANTED        FISCAL YEAR        PRICE         DATE         5%             10%
          ----            -----------    ----------------    --------    ----------    ------          ------
Albert A. Cozzi.........    225,000            12.9%          $2.75        9/8/04        $--             $--
T. Benjamin Jennings....          0               0%             --            --        --              --
Frank J. Cozzi..........    225,000            12.9%           2.75        9/8/04        --              --
William T. Proler.......    225,000            12.9%           2.75        9/8/04        --              --
Larry S. Snyder.........          0               0%             --            --        --              --
Michael S. Collins......          0               0%             --            --        --              --

---------------
(a) In accordance with SEC rules, these columns show gains that might exist for the respective options and warrants, assuming the market price of the Company's Common Stock appreciates from the date of grant over the term of the option/warrant at the annualized rates of five and ten percent, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to these named executives will be zero.

        AGGREGATED OPTION AND WARRANT EXERCISES IN LAST FISCAL YEAR AND
                   FISCAL YEAR-END OPTION AND WARRANT VALUES

     The following table sets forth the employee stock options and warrants exercised during fiscal 2000 by the executive officers listed below and the number and value of securities underlying unexercised options and warrants held by the executive officers at March 31, 2000.

                                                                                      NUMBER OF SECURITIES
                                                                                      VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                               SHARES                   OPTIONS AND WARRANTS          OPTIONS AND WARRANTS
                             ACQUIRED ON    VALUE        AT FISCAL YEAR-END            AT FISCAL YEAR-END
           NAME               EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXCERCISABLE/UNEXERCISABLE(1)
           ----              -----------   --------   -------------------------   -----------------------------
Albert A. Cozzi............       0           $0           830,172/150,000                    $0/$0
T. Benjamin Jennings.......       0            0             1,008,333/0                        0/0
Michael S. Collins.........       0            0            45,000/90,000                       0/0
Frank J. Cozzi.............       0            0           657,760/150,000                      0/0
William T. Proler..........       0            0           213,125/150,000                      0/0
Larry S. Snyder............       0            0            41,249/82,501                       0/0
Michael S. Collins.........       0            0            45,000/90,000                       0/0

---------------
(1) Based on March 31, 2000 closing price of the Common Stock of $2.22.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Albert A. Cozzi and Frank J. Cozzi (each, an "Executive"). The terms of each Executive's employment agreement are substantially the same. Each agreement provides for a minimum annual base salary of (initially $275,000), plus a minimum cash bonus equal to 25% of the Executive's then-current base salary. In Fiscal 2000, the base salaries of both Messrs. A. Cozzi and F. Cozzi were increased to $425,000 and the minimum guaranteed bonus was eliminated. Each employment agreement contains restrictions on the Executive's ability to compete with the Company during the term of the agreement and for three years following the termination of his employment.

     The employment agreement of each Executive has a term of five years, beginning on December 1, 1997. The employment agreements provide that on each anniversary the term is automatically extended for one additional year unless either the Company or the Executive elects prior to such anniversary not to extend the term.

     As additional compensation under their employment agreements, the Company issued warrants to each Executive to purchase Common Stock. Each of Messrs. A. Cozzi and F. Cozzi received warrants to purchase: (a) 377,586 and 291,380 shares of Common Stock, respectively, at an exercise price of $5.91 per share, exercisable until December 1, 2002; and (b) 377,586 and 291,380 shares of Common Stock, respectively, at an exercise price of $15.84 per share, exercisable until December 1, 2002.

     Each employment agreement also contains certain provisions in the event the Executive is terminated due to a "change in control" of the Company (as such term is defined in each employment agreement). The employment agreements provide that each Executives will be entitled to receive, in addition to other benefits, a cash payment equal to: (i) any accrued but unpaid salary, pro-rated bonus, pro-rated vacation and any other amounts accrued but unpaid at the time of termination, and (ii) a lump-sum payment equal to the greater of: (A) the Executive's then-current salary and annual cash bonus for the balance of the term of the employment agreement, or (B) the product of 5.00 multiplied by the highest total annual cash compensation earned in any one of the previous three calendar years.

     The Company has entered into an employment agreement with William T. Proler. The employment agreement is dated as of August 27, 1997 and extends through August 26, 2003, unless earlier terminated for cause (as defined therein). The employment agreement provides for an initial base salary of $225,000 (increased to $300,000 during fiscal 2000) and a minimum guaranteed bonus of 25% of the base salary. The employment agreement also contains provisions entitling Mr. Proler to severance benefits following a "change of control" (as defined in the employment agreement). In such event, Mr. Proler would be entitled to, among other benefits, a lump sum payment equal to his annual base salary for the balance of the term, plus a prorated bonus for the year in which the change of control event occurred. The employment agreement contains restrictions on Mr. Proler's ability to compete with the Company during the term of the agreement and for a period of sixty months following termination thereof.

     The Company has also entered into an employment agreement with Larry S. Snyder. The employment agreement has a term of five years, beginning on November 30, 1998. The agreement provides for an initial base salary of $300,000, plus a cash bonus subject to the discretion of the Executive Committee of the Board of Directors. The employment agreement allows the Company to terminate the agreement with cause under specified circumstances and without cause upon ninety days' prior written notice. The employment agreement also contains provisions in the event Mr. Snyder is terminated following a "change of control" of the Company (as such term is defined in his employment agreement). The employment agreement provides that Mr. Snyder will be entitled to receive, in addition to all other benefits, a cash payment equal to the greater of (i) Mr. Snyder's then-current salary and annual cash bonus for the balance of the term of his employment agreement (but in no event to be less than three years) or (ii) the product of 3.00 multiplied by Mr. Snyder's highest total annual cash compensation in any one of the three preceding calendar years.

     In addition to the employment agreements discussed above, the Company has entered into employment agreements with other key employees. The employment agreements have durations of one to five years and generally contain provisions concerning the employee's duties, salary, bonus and benefits. Each employment agreement contains a confidentiality provision and also restricts the employee's ability to compete with the Company during the term of the agreement and for two to five years after employment is terminated. Furthermore, each employment agreement allows the Company to terminate the employee for "cause" (as such term is defined in each employment agreement), and certain employment agreements allow the Company or the employee to terminate the agreement without cause upon thirty to ninety days' prior written notice to the other party.

SETTLEMENT AGREEMENT WITH T. BENJAMIN JENNINGS

     Effective July 15, 1999, T. Benjamin Jennings resigned as the Company's Chairman of the Board and Chief Executive Officer, as a director of the Company and as an officer and director of all of the Company's subsidiaries for which he served in such capacities. In connection with his resignation, the Company entered into a settlement agreement and general release with Mr. Jennings (the "Jennings Settlement Agreement"). Mr. Jennings' employment agreement was terminated and superseded by the terms of the Jennings Settlement Agreement. Pursuant to the terms of the Jennings Settlement Agreement, Mr. Jennings received approximately $2.1 million in a lump-sum cash payment from the Company. Mr. Jennings will also continue to receive health and dental insurance and certain other benefits as set forth in the Jennings Settlement Agreement. The Company also forgave an outstanding $500,000 loan to Mr. Jennings, plus accrued interest thereon, effective as of January 2, 2000. In addition, Mr. Jennings agreed to release, waive and renounce his interest under and pursuant to the amended and restated stockholders' agreement, dated February 12, 1999. The Company and Mr. Jennings agreed to mutual general releases from any and all liabilities arising out of any matter or event occurring on or prior to the date of the Jennings Settlement Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of Messrs. Thompson (Chairman), Merlau and Orlowski. Mr. Merlau served as an Executive Vice President of the Company, from November 1998 through May 1999. Neither Mr. Thompson nor Mr. Orlowski is a former or current officer or employee of the Company or any of its subsidiaries. There were no interlocks or relationships requiring disclosure under applicable Securities and Exchange Commission rules.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In establishing and monitoring executive compensation, the Compensation Committee of the Board of Directors (the "Committee") focuses on the Company's mission to continually improve its position in the scrap metals industry, with a strong focus on improving cash flow and increasing shareholder value. The Company's executive compensation policy is designed to enable the Company to attract, retain and motivate the high caliber executives which the Board of Directors and the Committee believe are required in order to achieve the Company's objectives. The Company's compensation structure emphasizes pay-for-performance and stockholder value with the goal of linking compensation to stockholder return and financial performance of the Company by placing a significant portion of an executive's compensation at risk. Each executive officer's compensation, including that of Mr. A. Cozzi, is comprised of three elements: (i) base salary; (ii) annual bonus; and (iii) incentive compensation. Overall, executive compensation levels are established based on the Committee's evaluation of market terms and conditions coupled with the Board of Director's view of what is necessary to attract and retain key executive officers. Adjustments are made to each executive officer's total compensation package based on changes in market factors as well as each individual's contribution to Company performance. In addition, the Company grants stock options as an additional element of compensation. The total number of options awarded each executive is based on a subjective evaluation of the performance of each executive under consideration without regard to the number of options held by or previously granted to each executive. At no point during the last completed fiscal year did the Company's Board of Directors modify or reject in any material way any action or recommendation of the Committee.

     The Committee is responsible for evaluating the compensation levels of the Company's Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer and certain other executive officers. It is also responsible for recommending general compensation practices to be applied to other employees of the Company. In the fiscal year ended March 31, 2000, in light of the improvement in the financial performance of the Company compared with the prior fiscal year, the Committee recommended the payment of discretionary bonuses aggregating $1.8 million, including bonuses for Mr. A. Cozzi, Mr. F. Cozzi and Mr. Tryon in the amounts of $95,625, $70,200 and $45,000, respectively. It is the opinion of the Committee that the payment of bonus compensation by the Company is and will continue to be an important factor in the Company's ability to attract and retain key executives. The Committee, recognizing the value of services provided during the year, also recommended the issuance of an aggregate of 825,000 options to acquire Common Stock to certain executive officers of the Company during fiscal 2000, including options to acquire 225,000 shares of Common Stock to each of Messrs. A. Cozzi, F. Cozzi and Proler at an exercise price of $2.75 per share of Common Stock.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the Company's deduction for compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company to $1 million unless certain requirements are met. The policy of the Company and the Compensation Committee is to establish and maintain a compensation program which will optimize the deductibility of compensation. The Company, however, reserves the right to authorize compensation which may not be fully deductible by the Company.

                                          Fiscal 2000 Compensation Committee

                                          Kenneth A. Merlau, Chairman
                                          Timothy T. Orlowski

     The Compensation Committee Report on Executive Compensation and related disclosure, including the Stock Price Performance Graph, shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares total return of the Company's Common Stock during the five year period beginning March 31, 1995, with the NASDAQ Composite Index and the Russell 2000 Index. Each index assumes $100 invested at the close of trading on March 31, 1995, and reinvestment of dividends.

                                                          MTLM                       NASDAQ                   RUSSELL 2000
                                                          ----                       ------                   ------------
1995                                                     100.00                      100.00                      100.00
1996                                                     284.17                      135.38                      126.84
1997                                                     556.20                      149.97                      133.82
1998                                                     913.75                      226.19                      184.33
1999                                                     101.32                      299.90                      152.48
2000                                                     140.48                      563.37                      206.73

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCKHOLDERS AGREEMENT

     Albert A. Cozzi, Frank J. Cozzi and Gregory P. Cozzi (the "Cozzi Shareholders") and Samstock, L.L.C. ("Samstock" and together with the Cozzi Shareholders, the "Shareholders") are parties to an amended and restated stockholders' agreement (the "Stockholders Agreement"), dated February 12, 1999. Pursuant to the Stockholders Agreement, the Shareholders have agreed that, unless otherwise agreed to by the Cozzi Shareholders and approved by a two-thirds vote of the Board of Directors, they will use their best efforts to ensure that the Company's Board of Directors consists of twelve persons until the second annual meeting of the shareholders held after the date of the Stockholders Agreement. In addition, the Shareholders have agreed that (i) the Cozzi Shareholders will have the right to designate five persons as nominees for directors, provided that at least one of the nominees must be independent; and
(ii) so long as the Purchaser Condition, as defined in the following sentence, is satisfied, Samstock has the right to designate either Sam Zell or Rod F. Dammeyer as a nominee for director. The Purchaser Condition is satisfied if both: (a) the date is prior to December 19, 2000, and (b) Samstock and its Permitted Transferees (as such term is defined in the Stockholders Agreement) have not sold or transferred more than one-third of their shares (including shares issuable upon the exercise of warrants). The Stockholders Agreement further requires each Shareholder to vote for the other parties' nominees for election to the Board of Directors. The remaining nominees for directors will be recommended by the Nominating Committee of the Board of Directors, which is currently comprised of Messrs. A. Cozzi, Proler and Thompson.

     Samstock currently has chosen not to exercise its right to designate either Mr. Zell or Mr. Dammeyer for election to the Company's Board of Directors, but has reserved its right to do so in the future.

     Under the Stockholders Agreement, the Cozzi Shareholders are prohibited from transferring or disposing of their shares, or any interest therein, for the term of the agreement except in accordance with the terms of the Stockholders Agreement. If any of the Cozzi Shareholders desire to sell their shares of Common Stock, they must first offer their shares to the remaining Cozzi Shareholders and the Company, in that order, before selling to a third party. Also, if any of the Cozzi Shareholders receive an offer to buy their shares from a third party, they generally must offer the other Shareholders (including Samstock) the right to participate in the offer on the same terms and conditions.

DESIGNATION OF ANDREW J. NAPORANO AS A NOMINEE FOR DIRECTOR

     Pursuant to the stock purchase agreement, dated May 24, 1998 (the "Stock Purchase Agreement"), among the Company, Andrew J. Naporano, Jr. and Joseph F. Naporano (the "Naporano Shareholders"), and subject to the approval of the Company's stockholders, the Company agreed to nominate Joseph F. Naporano or Andrew J. Naporano, Jr. to the Board of Directors, and has so nominated Andrew
J. Naporano, until the earlier of: (i) July 1, 2001; and (ii) the date upon which the Naporano Shareholders collectively own less than 50% of the Common Stock issued to them pursuant to the terms of the Stock Purchase Agreement.

OTHER RELATED PARTY TRANSACTIONS

     The Company utilizes certain printing services of Minute Man Printing, a company in which Frank J. Cozzi, a director and Vice President of the Company, held a 50% ownership interest. The Company paid Minute Man Printing $267,000 for these services during the year ended March 31, 2000. Mr. Cozzi sold his interest in Minute Man Printing in December 1999.

     Metal Management Northeast, Inc. ("MTLM Northeast") leases property from 303 Doremus Ave. L.P., a limited partnership in which Andrew J. Naporano, a nominee for director, has a 21% interest. MTLM Northeast paid 303 Doremus Ave. L.P. $172,305 in rent during the year ended March 31, 2000. MTLM Northeast also provides management services to NAP Realty Corporation, a company in which Andrew J. Naporano has a 25% ownership interest. MTLM Northeast received $204,641 in fees from NAP Realty Corporation for services provided during the year ended March 31, 2000.

     Metal Management Midwest, Inc. ("MTLM Midwest") purchases scrap metals from Arlington Metals Corporation, a company in which Timothy T. Orlowski, a director of the Company, is an officer. During the year ended March 31, 2000, MTLM Midwest purchased approximately $950,000 of scrap metals from Arlington Metals Corporation.

     The Company utilizes legal services from Winston & Strawn, a firm in which James R. Thompson, a director of the Company, is the Chairman and Chief Executive Officer.

     In fiscal 2000, the Company utilized the services of Anna Meyers Interiors, a company owned by Anna Meyers, a sister-in-law of Albert A. Cozzi, the Company's Chairman of the Board and Chief Executive Officer. The Company paid approximately $139,000 to Anna Meyers Interiors for services and office furniture acquired.

               2. APPROVAL OF THE AMENDMENT TO THE DIRECTOR PLAN

     The Director Plan was initially approved by the Company's stockholders in November 1998. The Director Plan authorizes the automatic grant of an option to each person who is a non-employee, non-consultant director of the Company (an "Outside Director") on the first day of the Company's fiscal year. In addition, each person who becomes an Outside Director after the first day of the Company's fiscal year will be automatically granted an option to purchase shares of Common Stock, pro-rated for the portion of the fiscal year during which such person is an Outside Director. Under the Director Plan, the Company is authorized to grant options to purchase up to a total of 250,000 shares of the Company's Common Stock. As of May 31, 2000, the Company has granted options to purchase 216,529 shares of Common Stock under the Director Plan. If the amendment is approved, the Company would be authorized to grant options to purchase up to a total of 750,000 shares of the Company's Common Stock. A copy of the Director Plan is attached as Annex A to this Proxy Statement.

REASONS FOR INCREASE AND DESCRIPTION OF THE DIRECTOR PLAN

     The purposes of the Director Plan are to attract and retain the best available personnel for service as Outside Directors, to provide additional incentives to the Outside Directors to serve as directors and to encourage the continued service of Outside Directors on the Board of Directors, while at the same time aligning the interests of the Outside Directors with the interests of the Company's stockholders. The Company is seeking to increase the number of shares of Common Stock issuable under the Director Plan in order to have a sufficient number of shares of Common Stock available to grant additional options to current and future Outside Directors.

     Under the Director Plan, as of each Grant Date (as described below), each person who is an Outside Director as of the first day of the Company's fiscal year will be automatically granted an option to purchase that number of shares of Common Stock having a value determined using the Black-Scholes valuation method equal to $30,000 (as determined by the Company's independent accountants). Each person who becomes an Outside Director after the first day of the Company's fiscal year will be automatically granted an option to purchase that number of shares of Common Stock having a value determined using the Black-Scholes valuation method equal to $30,000, pro-rated to reflect the portion of the fiscal year during which such person was an Outside Director. The Black-Scholes valuation method is a complex mathematical formula used to calculate the theoretical present value of a stock option at the date of grant using variables such as stock price, volatility and the expected option term.

     The "Grant Date" for any fiscal year of the Company is generally the date of the first Board of Directors meeting in such fiscal year of the Company or, if no Board of Directors meeting has occurred by the last day of the first quarter of such fiscal year, the Grant Date for such year shall be the last day of the first quarter of such fiscal year. If a person becomes an Outside Director during the course of the fiscal year, the option will be granted as of the Grant Date or the first day on which the individual first becomes an Outside Director.

     Each option granted under the Director Plan is evidenced by a written agreement between the Company and the participant. The price to be paid for each share of Common Stock upon exercise of an option granted under the Director Plan is 100% of the value of a share of Common Stock on the date the option is granted. For purposes of the Director Plan, the value of a share of Common Stock on the date an option is granted shall be the average of fair market value (as determined under the Director Plan) of the Company's Common Stock for the ten
(10) business day period preceding the date on which the option is granted.

     Options granted under the Director Plan are fully vested and exercisable at the time of grant, and may be exercised no later than ten years after the date of grant. The type of consideration to be paid for the shares of Common Stock issued upon exercise of an option may consist entirely of (i) cash, (ii) check, or (iii) any combination of the foregoing.

     The Director Plan also contains provisions addressing the ability of a participant to exercise options in the event of termination as a director, disability or death. If an optionee ceases to serve as a director, the optionee may exercise options within twelve months after the date the optionee ceases to be a director (six months for terminations other than on account of death or disability), provided that in the case of death, the options may be exercised by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance. Options granted under the Director Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

     Options granted under the Director Plan are subject to adjustments to reflect events such as stock splits, reverse stock splits, stock dividends, combinations or reclassifications effected without the receipt of consideration by the Company. In the event of a proposed dissolution or liquidation of the Company, all outstanding options will terminate immediately prior to the consummation of the proposed action. In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option may be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation does not agree to assume the option or to substitute an equivalent option, the optionees will be able to continue to exercise their outstanding options until consummation of the transaction, at which time the options will terminate.

     The Director Plan also provides that Outside Directors will be paid retainers, committee fees and meeting fees as determined by the Board of Directors from time to time and that Outside Directors will be reimbursed for reasonable business expenses incurred in connection with their duties for the Company.

     The Board of Directors is granted the authority to amend, alter, suspend or terminate the Director Plan, which will terminate by its terms in August 2008.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE DIRECTOR PLAN.

                 3. SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Unless marked to the contrary, proxies will be voted for the selection of PricewaterhouseCoopers as the Company's independent public accountants for the fiscal year ending on March 31, 2001. The Board of Directors believes that PricewaterhouseCoopers is knowledgeable about the Company's operations and accounting practices and is well-qualified to act in the capacity of its principal independent public accountants. Therefore, and based on the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers to act as the Company's independent public accountants to examine its consolidated financial statements for the fiscal year ending March 31, 2001.

     Representatives of PricewaterhouseCoopers are expected to appear at the Annual Meeting, will have an opportunity to make a statement, if they wish to do so, and will be available to answer appropriate questions from stockholders at that time.

     If the selection of PricewaterhouseCoopers is not approved by the stockholders, the Board of Directors will consider such a vote as advice to select other independent accountants for fiscal 2002, rather than fiscal 2001, because of the difficulty and expense involved in changing independent accountants on short notice.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE SELECTION OF PRICEWATERHOUSECOOPERS AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS

     The Board of Directors is not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for consideration at the Company's 2001 Annual Meeting of stockholders must have submitted the proposal to the Company, 500 North Dearborn Street, Suite 405, Chicago, Illinois 60610,
Attention: Corporate Secretary. A stockholder's proposal must be received not later than May 12, 2001 for inclusion, if appropriate, in the Company's proxy statement and form of proxy relating to its 2001 Annual Meeting.

                             ADDITIONAL INFORMATION

     The Company's Annual Report on Form 10-K for the year ended March 31, 2000, which includes financial statements, is being mailed to stockholders together with this Proxy Statement.

                                          By Order of the Board of Directors,

                                          Albert A. Cozzi
                                          Chairman of the Board and
                                          Chief Executive Officer

July 3, 2000
Chicago, Illinois

                                                                         ANNEX A

                              AMENDED AND RESTATED
                             METAL MANAGEMENT, INC.
                        1998 DIRECTOR COMPENSATION PLAN

     1. Purposes of the Plan. The purposes of this 1998 Director Compensation Plan are to attract and retain the best available personnel for service as Outside Directors (as defined herein) of the Company, to provide additional incentives to the Outside Directors of the Company to serve as Directors and to encourage the continued service of Outside Directors on the Board while, at the same time, aligning the interests of the Outside Directors with the interests of the Company's stockholders.

     2. Definitions.  As used herein, the following definitions shall apply:

          (a) "Board" means the Board of Directors of the Company.

          (b) "Code" means the Internal Revenue Code of 1986, as amended.

          (c) "Common Stock" means the Common Stock of the Company.

          (d) "Company" means Metal Management, Inc., a Delaware corporation.

          (e) "Continuous Status as a Director" means the absence of any interruption or termination of service as a Director.

          (f) "Director" means a member of the Board.

          (g) "Employee" means any person, including officers and Directors, who is employed by or provides consulting services to the Company or any Parent or Subsidiary of the Company.

          (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (i) "Exercise Value" means the average of Fair Market Value of the Company's Common Stock for the ten (10) business day period preceding the date on which the Option is granted pursuant to Section 6.

          (j) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

             (i) If the Common Stock is listed on any established stock exchange or a national market system, including, without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

             (ii) If the Common Stock is quoted on the NASDAQ System (but not on the National Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

             (iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

          (k) "Option" means a stock option granted pursuant to the Plan.

          (l) "Optioned Stock" means the Common Stock subject to an Option.

          (m) "Optionee" means an Outside Director who receives an Option.

          (n) "Outside Director" means a Director who is not an Employee.

          (o) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (p) "Plan" means this Metal Management, Inc. 1998 Directors Compensation Plan.

          (q) "Share" means a share of the Common Stock, as adjusted in accordance with Section 9 of the Plan.

          (r) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3. Stock Subject to the Plan. Subject to the provisions of Section 9 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 750,000 Shares of Common Stock (the "Pool"). The Shares may be authorized, but unissued, or reacquired Common Stock. If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

     4. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company as described in Section 15 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 11 of the Plan.

     5. Eligibility. Only Outside Directors shall be eligible to receive the grant of Options and other payments hereunder. All Options shall be automatically granted in accordance with the terms set forth in Section 6 hereof. Participation in the Plan shall not confer upon any Outside Director any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate his or her directorship at any time.

     6. Administration and Grants of Options under the Plan. All grants of Options under the Plan shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions. No Option shall be granted hereunder until the first fiscal year of the Company beginning after December 31, 1998.

          (a) Grants to Current Directors. Each person who was an Outside Director on the first day of the Company's fiscal year and who is an Outside Director on the date of the first Board meeting in such fiscal year of the Company or, if no Board meeting has occurred by the last day of the first quarter of such fiscal year, the last day of the first quarter of such fiscal year, shall be automatically granted an Option to purchase that number of Shares having a value, determined using the Black-Scholes valuation method, equal to $30,000.

          (b) Grants to New Directors. If a person is not an Outside Director on the first day of the Company's fiscal year but becomes an Outside Director during the course of the Company's fiscal year, such person shall be automatically granted an Option to purchase that number of Shares having a value, determined using the Black-Scholes valuation method, value equal to $30,000 multiplied by a fraction, the denominator of which is 365 and the numerator of which is 365 less the number of days during such fiscal year that the person was not an Outside Director. Any grant under this paragraph (b) shall be made on the later of (A) the date of the first Board meeting in the fiscal year of the Company in which the person becomes an Outside Director or, if no Board meeting has occurred by the last day of the first quarter of such fiscal year, the last day of the first quarter of such fiscal year, or (B) the date on which such person becomes an Outside Director.

          (c) Determination of Value. The determination of the value of an Option using the Black-Scholes valuation method shall be made by the Company's independent public accountants.

          (d) Material Terms. The material terms of an Option granted hereunder shall be as follows:

             (i) The term of the Option shall be ten (10) years.

             (ii) The Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in
        Section 7 hereof.

             (iii) The exercise price per Share shall be the Exercise Value per Share on the date the Option is granted.

             (iv) The Option shall be fully vested and exercisable as of the date it is granted.

          (e) Restrictions on Shares. In the event that any Option granted under the Plan would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased under Options to exceed the Pool, then the remaining Shares available for Option grants to the Outside Directors on a pro rata basis. No further grants shall be made until such time, if any, as additional Shares become available for grant under the Plan through action of the Board or the stockholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

          (f) Nonstatutory Options. All options granted hereunder shall be nonstatutory stock options.

     7. Exercise of Options.

     (a) Procedure for Exercise. Except as otherwise expressly provided in the Plan, an Outside Director may exercise any outstanding Option, in whole or in part (but for whole Shares only), by filing a written exercise notice with the Company prior to the date on which the Option expires or otherwise ceases to be exercisable in accordance with the terms of the Plan; provided, however, that no Options shall be exercisable until stockholder approval of the Plan in accordance with Section 15 hereof has been obtained. The exercise notice shall specify the number of Shares which the Outside Director elects to purchase and must be accompanied by payment of the Exercise Value for the Shares. Payment of the Exercise Value shall be by cash or check payable to the Company; provided, however, that, to the extent approved by the Board, an Outside Director may elect to pay the Exercise Value through a cashless exercise arrangement.

     (b) Rights as a Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 10 of the Plan. Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

     (c) Rule 16b-3. Options granted to Outside Directors must comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act or any successor thereto and shall contain such additional conditions or restrictions as may be required thereunder to qualify Plan transactions, and other transactions by Outside Directors that otherwise could be matched with Plan transactions, for the maximum exemption from Section 16 of the Exchange Act.

     (d) Termination of Continuous Status as a Director. In the event an Optionee's Continuous Status as a Director terminates (other than upon the Optionee's death or total and permanent disability (as defined in Section 22(d)(3) of the Code), the Optionee may exercise his or her Option, but only within six (6) months following the date of such termination, and only to the extent that the Optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise an Option on the date of such termination, and to the extent that the Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

     (e) Disability of Optionee. In the event an Optionee's Continuous Status as a Director terminates as a result of total and permanent disability (as defined in Section 22(d)(3) of the Code), the Optionee may exercise his or her Option, but only within twelve (12) months following the date of such termination, and only to the extent that the Optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise an Option on the date of termination, or if he or she does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

     (f) Death of Optionee. In the event of an Optionee's death, the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance may exercise the Option, but only within twelve (12) months following the date of death, and only to the extent that the Optionee was entitled to exercise it on the date of death (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise an Option on the date of death, and to the extent that the Optionee's estate or a person who acquired the right to exercise such Option does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

     8. Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

     9. Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset Sale or Change of Control.

     (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Option, the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the exercise price of such outstanding Option, and the number of Shares issuable pursuant to the automatic grant provisions of Section 6 hereof shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

     (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, it shall terminate immediately prior to the consummation of such proposed action.

     (c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option may be assumed or an equivalent option may be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation does not agree to assume the Option or to substitute an equivalent option, each outstanding Option shall continue to be exercisable (subject to expiration of its ten (10) year term) and shall terminate upon consummation of the transaction if not then exercised. For purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the Option confers the right to purchase, for each Share of Optioned Stock subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).

     (d) Special Rules for Pooling. Notwithstanding the foregoing or any other provision of the Plan or agreement to the contrary, the Board may amend the Plan or the terms of any Option to the extent it deems necessary to preserve pooling-of-interest accounting treatment for any transaction which is intended to be accounted for through such accounting method.

     10. Other Compensation and Benefits. Each Outside Director shall be paid such retainers, meeting fees and committee fees in such amounts and subject to such terms and conditions as may be determined from time to time by the Board. Each Outside Director shall also be reimbursed by the Company for all reasonable, documented, lawful expenses incurred by the Outside Director in the performance of the Outside Director's duties for the Company, including attendance at Board and committee meetings.

     11. Amendment and Termination of the Plan. Except as set forth in Section 10, the Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any Optionee under any grant theretofore made, without his or her consent.

     12. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     13. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     14. Option Agreement. Options shall be evidenced by written option agreements in such form as the Board shall approve.

     15. Stockholder Approval. Continuance of the Plan shall be subject to approval by the stockholders of the Company at or prior to the first annual meeting of stockholders held subsequent to the adoption of the Plan by the Board. Such stockholder approval shall be obtained in the degree and manner required under applicable state and federal law.

PROXY                                                                      PROXY

                             METAL MANAGEMENT, INC.
                           500 NORTH DEARBORN STREET
                                   SUITE 405
                            CHICAGO, ILLINOIS 60610

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoints Albert A. Cozzi and David A. Carpenter, and each of them, as Proxy, each with full power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Metal Management, Inc. held of record by the undersigned on June 23, 2000, at the Annual Meeting of Stockholders to be held on August 14, 2000 or any adjournment thereof.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                             METAL MANAGEMENT, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /X/




1.  ELECTION OF DIRECTORS -                            For    Withhold   For All
    Nominees: Albert A. Cozzi; Frank J. Cozzi;         All      All      Except
    Gregory P. Cozzi; Richard L. Measelle;             / /      / /       / /
    Kenneth A. Merlau; Andrew J. Naporano;
    Patrick J. Ottensmeyer; Timothy T. Orlowski;
    William T. Proler; James R. Thompson

   ---------------------------------------------
   (Except nominees written above)


2.  Proposal to amend the Company's 1998 Director     For     Against    Abstain
    compensation Plan to increase the number of       / /       / /        / /
    shares of Common Stock authorized for
    issuance thereunder from 250,000 to 750,000.

3.  Proposal to ratify the appointment of             / /       / /        / /
    PricewaterhouseCoopers LLP as the independent public accountants of the Company for the fiscal year ending March 31, 2001.

4. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                              THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, and 3.

                              PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE.

                              When shares are held by joint tenants, both should sign. When signing as executor, trustee, guardian or in another representative capacity, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a limited liability company, please sign in the name of the company by an authorized person. If a partnership, please sign in partnership name by an authorized person.

                                              Date_________________________,2000

                              Title:____________________________________________

                              Signature(s)______________________________________

                              __________________________________________________
                              If signing as attorney, executor, administrator, trustee or guardian or on behalf of an entity (corporation, partnership, etc.), please indicate office or capacity.





________________________________________________________________________________
                           -  FOLD AND DETACH HERE -

                            YOUR VOTE IS IMPORTANT!

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.